                                                                    EXHIBIT 99.2


[LETTERHEAD DUTCH COMPETITION AUTHORITY]

Dutch Competition Authority

DECISION

Decision of the director-general of the Dutch Competition authority within the meaning of article 37, first paragraph, of the Competitive Trading Act

Number 3386/98.b99
Concerns case: 3386/Nuon - Reliant Energy Europe


I. NOTIFICATION

1. On 2 April 2003 the director-general of the Dutch Competition Authority received a notification of a proposed concentration within the meaning of article 34 of the Competitive Trading Act. It is stated in this notification that N.V. Nuon intends to acquire control of Reliant Energy Europe B.V. within the meaning of article 27, under b, of the Competitive Trading Act. The notification was issued in the Government Gazette 67 of 4 April 2003. Further to the notification in the Government Gazette a point of view of a third party was put forward. As a matter of cause, questions were put to different market operators. The Dutch Competition Authority commissioned both ECN Beleidsstudies (hereinafter: ECN) and Frontier Economics Ltd. (hereinafter: Frontier) to conduct an inquiry into the consequences of the concentration by means of econometric models. Pursuant to article 35, second paragraph, Competitive Trading Act, on 11 April further questions were put to parties. Parties answered these questions on 23 April 2003. On 2 May 2003, a second series of further questions were put to parties; parties answered these questions on 1 September 2003. The notifying parties have had the intention of giving the Dutch Competition Authority the possibility to conduct a relatively extensive inquiry. This has led to the term of proceedings in the present case having been suspended for a long period of time. Furthermore, during the course of the inquiry, consultations took place with Nuon about possible solutions Nuon has offered for the competition problems signalled by the Dutch Competition Authority (hereinafter: NMa). If a permit is applied for for the present concentration, it will be further investigated whether the proposals of Nuon will solve these problems.

II. PARTIES

2. N.V. Nuon (hereinafter: Nuon) is a public limited liability company under Dutch law. Its principal shareholders are the provinces of Flevoland, Friesland, Gelderland and Noord-Holland and a large number of municipalities in these provinces. Nuon is at the head of the Nuon group. The Nuon group is active in the areas of transport, trade and delivery of energy

(electricity, gas and heat), the production and distribution of water, the production of electricity and the sale, installation and lease, as well as the maintenance, of Central Heating and hot water installation. Furthermore advice on energy applications and in the field of water purification systems.

3. Reliant Energy Europe B.V. (hereinafter: Reliant) is a private limited liability company under Dutch law. Its (partly indirect) shareholder Reliant Energy Europe Inc. holds 99.5% of all shares in Reliant directly, and holds 0.5% of the shares in Reliant via its 100% subsidiary Reliant Energy Wholesale (Europe) Holdings B.V. Reliant is active in the field of production, trade and delivery of electricity.(1)

III. THE REPORTED OPERATION

4. The notified operation has been laid down in a Share Purchase Agreement of 28 February 2003 between Reliant Energy Europe Inc. and Reliant Energy Wholesale (Europe) Holdings B.V.as vendors and Nuon as purchaser. The Share Purchase Agreement entails the purchase and sale of all issued shares in the capital of Reliant and the obligation to transfer this share capital on the Closing Date.

IV. APPLICABILITY OF THE CONCENTRATION SUPERVISION

5. The reported operation is a concentration within the meaning of article 27, under b, of the Competitive Trading Act. The transaction described above under 4 leads to Nuon acquiring exclusive control over Reliant.

6. Companies involved are Nuon and Reliant

7. It becomes clear from the sales data that were provided as part of the notification that the reported concentration falls within the scope of the concentration supervision regulated in chapter 5 of the Competitive Trading Act.

V. ASSESSMENT

A. Relevant Markets

INTRODUCTION

8. The activities of Nuon and Reliant overlap in the areas of production and wholesale in electricity. There is a very slight overlap in the area of supplying to free clients; Reliant delivers to one free client. Furthermore, there is a (potential) vertical relationship between Nuon and Reliant, considering that Nuon is active in the delivery market for electricity (both with regard to delivery to free clients and with regard to delivery to protected clients) and can purchase the electricity to be delivered from Reliant as an electricity producer. At the present time, Nuon also purchases part of the electricity it delivers from Reliant. Finally there is a

----------
(1) Via its subsidiary Reliant Energy Power Generation Benelux B.V., the former N.V. UNA vertical relationship between Nuon and Reliant with regard to the production and delivery of heat in the area Diemen and South-East Amsterdam.

RELEVANT PRODUCT MARKETS

a. Production and wholesale of electricity

9. The product electricity has a number of specific characteristics that are important in the assessment of the concentration. First, there is the lack of substitutes leading to a slight price elasticity of the demand. Secondly, there is the lacking of storage options, leading to the necessity of always having a balance between supply and demand. Thirdly there are the demand fluctuations at the various times of the day and during the various seasons and the different degree of (in)flexibility of the production units. The demand for electricity is not the same every hour of the day. The profile of the total Dutch demand shows a steep increase during the morning and a somewhat less steep decline during the evening hours. Therefore the demand is often divided into baseload, the electricity that is required seven days a week 24 hours a day, and flexible load, the electricity that is required during peak hours (during weekdays from 7.00 to 23.00 hours).(2) The level of demand furthermore varies with the season.

10. In the past there was one market for the production of electricity, in which in principle producers and importers are active as vendors and traders, suppliers and large consumers are active as buyers. The liberisation of the production market led to the existence of various market places, such as the APX, bilateral contract (OTC, over the counter) and the imbalance market. In addition to producers and importers, traders and suppliers also act as vendors in these market places under certain circumstances; buyers in these markets are traders, supply companies and large consumers or end-users. For this reason, it is perhaps better to refer to a wholesale market for electricity.(3)

11. In the opinion of parties, there is no occasion for a tighter product market delineation within the wholesale market for electricity, for the following reasons. There is a strong mutual relationship between the market places OTC, APX and the imbalance market. In order to meet their supply obligations, suppliers tend to purchase in three phases. In the first phase, between one year and one month prior to the delivery, the bulk is purchased through the acquisition of baseload and flexible load via bilateral contracts and import and export. In the second phase (up to a week prior to delivery) the demand can be more precisely estimated and short term contracts, APX and import/export are used to better align the roughly purchased profile with the actual delivery profile. On the delivery day itself, the profile is evened out, either through OTC contracts in quarters of electricity or through the imbalance market, say parties. According to parties, there are hardly any significant or systematic price differences between the market places for a longer period of time; arbitration will take place between the different market places. These market places are communicating vessels. This

----------

(2) See the Memorandum on concentrations in the energy sector, December 2002, items 24 through 31.

(3) For a more elaborate account of this development, see: Memorandum on concentrations in the energy sector, cited above, items 23 and onwards.

is why the different market places are not separate relevant product markets within the Dutch wholesale market, say parties.

12. A market operator states that in the APX and imbalance market, short term effects play a relatively big role. Factors include the weather, the supply and prices in international markets as well as the availability of production units. In some periods this might cause prices in the OTC market, the APX and the imbalance market to differ.

13. Whether within a possible wholesale market for electricity a further distinction should be made according to the various different market places need not be decided at the present time, because this makes no difference for the assessment (see item 51 and items 92 through 94).

14. Another possible distinction that could be made within the wholesale market for electricity is that between baseload and flexible load (peak, superpeak, weekend peak, shaping and imbalance).(4) Although parties feel that these subsegments do not form separate product markets, they are of the opinion that an analysis of these subsegments makes more sense to assess the proposed transaction than an analysis based on the different market places. The distinction between the two subsegments is determined by the source of the electricity. All power plants in the Netherlands have different technical and financial-economical specifications, which is especially determined by the type of fuel. This leads to a situation in which the power plants are used according to the so-called merit-order. The merit-order provides an ranking of capacity based on the amount of the short-term marginal costs. Plants with lower marginal costs operate almost continuously and produce baseload. Power plants that are not able to fade up or down swiftly when instructed also produce baseload. However, power plants that are able to fade up or down when so instructed and/or that have higher marginal costs mainly operate during peak hours. The flexibility of capacity is gradual. Consequently, a distinction between baseload and flexible load is to a degree arbitrary. Moreover, under certain circumstances flexible capacity can be used to produce baseload and vice versa. Furthermore, imports and exports can be used to create peakload.(5) As a consequence, the delineation of separate market for baseload and flexible load does not apply, according to parties.

----------

(4) Baseload, in short, is the electricity that is required 24 hours a day. Peakload, in short, is the electricity that is required at peak hours: these are the hours from 7.00 through 23.00 hours on working days. Superpeak is the electricity that is required on working days between 8.00 and 20.00 hours. Weekend peak is the electricity that is required between 8.00 and
    20.00 hours in weekends and on holidays. According to parties, the boundary between the products peak and superpeak is relatively arbitrary. Parties also mention shaping: this is the process of purchasing and selling electricity (via day-ahead or intraday OTC market or via the APX), and fading their own power plants up or down with the objective of always being able to supply the shape of the aggregated demand of customers over time. This requires flexible power plants that can fade up and down relatively fast. The difference between the supply of the supplier and the actual demand of his customers which inevitably exists at the latest moment is referred to as imbalance and is evened out by TenneT, say parties.

(5) The creation of peakload through imports and exports, according to parties, can be effected in three ways: by purchasing import capacity in the Netherlands and only importing it during peak hours; by importing baseload and exporting during the night; by purchasing baseload in the Netherlands and exporting it in the Netherlands. Therefore, parties are of the opinion that it is not correct to classify importing entirely as baseload.

15. The foregoing seems to allow the conclusion that a certain degree of supply and demand substitution can be effected between baseload and peakload. This is confirmed by buyers and other market operators. In general, it is true, on the other hand, that the shorter the term on which the demand arises and delivery must be made, the fewer power plants are able to meet this demand. During peak periods, when most power plants are fully occupied and can no longer increase their production to meet a superpeak demand, the number of effective competitors decreases. Given the inelasticity and the impossibility of storage (substitution in time), the operators that can meet the demand at a certain time by producing electricity are the only relevant suppliers in the market. Market demand may strongly fluctuate (see item 9). The possibilities of an individual producer to supply will vary depending on, for instance, maintenance work and the weather. As a consequence of the foregoing, there is a changing situation in the market(s) with changing players being active in these markets. This means that the factor of time must always be taken into account in determining the relevant market.(6)

16. For the inquiry in this case, it is now not necessary to make a decision as to whether separate markets exist for the production of baseload and for the production of flexible load (within which segment possibly the subsegments peak, superpeak, shaping and imbalance can be distinguished). Considering the differences in cost and prices of baseload and flexible load, it may be possible to distinguish among separate product markets for both products. The consequences of the present concentration, therefore, will be considered for baseload and for flexible load (and further distinctions, if any) separately (see items 52 and 53). However, more in general, the consequences of the proposed concentration for the competition between operators will be considered at each level of the total offtake/demand (see items 54 through 91); Frontier has investigated the consequences of the concentration in this way (see items 78 through 82). In this context, the temporary nature of the market situation can be taken into account (the time dimensions of the relevant market). On a more general level, the time factor is crucial in the assessment of this concentration.

Grey versus green electricity

17. Parties indicate that they agree with the position taken by the NMa in the Memorandum on concentrations in the energy sector, that for the present time it does not seem relevant to make a distinction between the production of grey and green electricity.(7) However, in the present case it need not be decided whether perhaps a further distinction must be made according to the production and/or wholesale of green(8) or grey electricity, respectively (see item 50).

----------

(6) Cf. in this context the decision of the European Commission of 19-3-2002 in case COMP/M.2684 - EnBW/EDP/Cajasur/Hidrocantabrico, item 31. Here, it is stated that Endesa and Iberdrola play a central role in the Spanish wholesale market, as the use of their capacity is necessary in order to provide the extra supply the market needs to meet demand, especially during times of peak demand. This means that the total deliveries of the other producers are insufficient to meet the demand and that Endesa and Iberdrola can, in reaction to this, increase their prices, generally without losing any customers.

(7) Memorandum on concentrations in the energy sector, already cited, item 19 and items 48 and 49.

(8) Green electricity is generated using durable energy sources, such as water power, wind and sun. Grey electricity is all the electricity that is not green.

Vertical relationship

18. Within the Netherlands there are a number of companies with vertical operations. These companies have production capacity and are active as suppliers to end users. Of the larger producers in the Netherlands, E.on and Electrabel currently are not active, or are active to a limited matter, as suppliers of electricity. Essent, on the other hand, has a strong position both as a producer and a supplier. Nuon is currently primarily active as a supplier and has limited production capacity. As a consequence of the proposed concentration, Nuon will become both an important producer and an important supplier of electricity.

19. Essent takes part of the electricity it supplies from its own production facilities. According to parties, this continuous make or buy decision is crucially influenced by the relationship between the market price and the marginal costs of its own power plants. Competitors confirm this. According to parties, there are three reasons to not merely use their plants as captive. Firstly, parties would then at certain times allow plants to operate that have higher marginal costs than plants of other parties that could also be operated at that time. Power plants in the Netherlands collectively are operated most efficiently if they are used according to the merit-order and not according to ownership. Secondly, pricing in the wholesale market is more accurate and the most efficient use of the power plants is achieved when the largest possible number of producers and wholesale operators are active. This is in the interest of parties, as Nuon is short(9) also after the proposed concentration. Thirdly, active trading is a profitable activity for Nuon itself. Nuon wishes to continue this activity, according to parties. Nuon currently purchases electricity from Reliant on a contract basis.

20. Several market operators have uttered the fear that after the concentration a considerable portion of the production of Reliant will be delivered internally to the supply company of Nuon. This production volume would no longer be part of the market. If Essent, too, as a vertical operator would use a large portion of its own production internally, then the buyers on the 'free' wholesale market will depend more strongly on the remaining players, E.on and Electrabel. This situation could lead to fewer vendors, a smaller market volume, fewer transactions in the market, less liquidity, less transparency, more price volatility, higher prices and increased market-entry thresholds for supply companies or traders. Conversely, vertical integration will lead to a decrease of demand in the wholesale market. The precise effects of internal delivery will depend on the time of the electricity demand and the presence of temporary limitations in the system such as the failure of operating assets or interconnection capacity, according to market operators.

21. Part of the Dutch wholesale market, therefore, consists of production for own use. Producers often use part of their own production capacity for internal deliveries and part for external deliveries. This leads to the question whether internal deliveries need to be taken into account in establishing the relevant market, or that it should only take into account external deliveries.

----------

(9) Nuon/Reliant delivers more electricity than it produces and will therefore in any case remain active as a buyer in the wholesale market.

22. Direct competition between own production and third-party production occurs because own production will also be offered in the wholesale market or because the own demand is met by (also) purchasing electricity on the wholesale market. Parties indicated that Nuon has no specific intention to purchase a certain quantity internally, and that it will purchase where it is cheapest. Neither parties nor their competitors can unequivocally indicate for the future which part of the own production will be delivered internally; the refer to it as a continuous make-or-buy decision. What is established is that part of the own production will be delivered to the market and that the share of these deliveries may vary according to market circumstances. When the market price increases, the incentive to offer electricity for sale in the market will increase.

23. In view of the above, and as Nuon is already active in the external market, it is realistic to consider the internal deliveries part of the normal market volume. These arguments also apply to Essent. A further argument to consider the internal deliveries part of the market volume is that the internal deliveries compete with external deliveries further down in the business column, at the level of delivery to the end users. In these delivery markets, there is competition between several operators.(10) There are insufficient indications that would justify not considering internal deliveries part of the market volume.(11)

24. Further to the concerns put forward by the market operators in item 20, the NMa has had research conducted into this aspect of the concentration by Frontier and ECN. These inquiries show that a choice for internal delivery on the part of Nuon/Reliant in itself does not lead to price increases. When starting from the assumption that Essent, too, opts for internal delivery, this situation changes and there can be considerable price increases. This situation would occur when the remaining vendors in the wholesale market, E.on and Electrabel, would behave in a strategic manner. Considering the possibility of producers to weigh the advantages of internal delivery and market sales, it is not realistic to assume that this scenario will occur. The reactions of the electricity producers confirm this.

25. In light of the above, the present decision will not enter further into a possible wholesale market in which the internal deliveries by Nuon/Reliant (and Essent) are not taken into account.

b. Delivery of electricity

26. The delivery of electricity is taken to mean the delivery of electricity to end users. Delivery companies or trading companies deliver electricity that they purchased form the production or wholesale to end users.(12) NMa agrees with parties that the market can be subdivided into a market for the delivery to free clients and a market for delivery to protected clients.(13)

----------

(10) With regard to deliveries to small users, this is the case as of 2004.

(11) See also: Simon Baker, The Treatment of Captive Sales in Market Definition:
     Rules or Reason?, E.C.I.R. 2003, no. 4, page 161 and onwards.

(12) Large end users will also purchase directly on the production/wholesale market.

(13) See the Memorandum on concentration in the energy sector, cited above, item 85 and the decision of 25 February 2003 in case 3282/ N.V. Eneco - Remu N.V., item 14.

27. Another distinction that could be made is a distinction according to the delivery of green or grey electricity. All clients of green electricity are currently free clients. In the current case, it need not be established whether there are separate markets for the delivery of green and grey electricity, as this makes no difference in the final assessment (see item50 and item 95).

C. Production and delivery of heat

28. Reliant produces heat (as a by-product of the generation of electricity). Nuon also produces heat through total-energy plants. In previous decisions, the production and delivery of heat was considered a separate market.(14) This market concerns the exploitation of systems for the production and delivery to the end user of heat, such as city heating, total energy and heat pumps. Considering the activities of parties, in the present case the production and delivery of heat will also be dealt with separately.

RELEVANT GEOGRAPHICAL MARKETS

a. Production and wholesale of electricity.

29. According to parties, the proposed concentration must be seen in the perspective of a developing North-West European market. In the opinion of parties, the market now at least comprises the Benelux and Germany. This is a consequence, among other things, of the increasing volume of cross-border transport capacity and the increase in import/export. Furthermore, prices in the Dutch, Belgian and German wholesale markets show a parallel development, and the prices in these countries are converging to a comparable level. Parties furthermore mention the increasing harmonisation of regulations and the collaboration between various national network administrators. Parties go on to mention the fact that a number of players operate in several North-West European countries. For instance, E.on is not only active in Germany, but also in the Netherlands and Belgium, and Electrabel is not only active in Belgium but also in the Netherlands and Germany. In their notification, parties otherwise mainly discuss a national Dutch wholesale market.

30. Clients in the wholesale market indicate that they consider this to be a national market. It is hard for them to import. Furthermore, they point out import restrictions and the deviant character of Dutch regulations and competitive conditions (price level) compared to surrounding markets. Furthermore, the risks of imbalance and costs attached to it are different in the Netherlands from surrounding countries, especially Belgium. Competitors in the wholesale market see this market as broader than the Netherlands and state that it comprises at least North-West Europe.

31. In the present case, the wholesale market for electricity shall be taken to be no bigger than national. Reasons for this are the price differences, the differences in competitive conditions and the limited cross-border transport capacity between various countries, which

----------

(14) See the decision of 6 November 2000 in case 2129/ Essent N.V. - N.V. Nutsbedrijven Maastricht, item 16.

is expected to continue for at least a number of years.(15) The OTC prices for baseload in 2002 still amounted to an average EUR 30.48 in the Netherlands, while in Germany the price was EUR 23.88 and in France it was EUR 23.03.(16) The expectation put forward by TenneT to realise 1000 MW in extra cross-border import capacity during the first half of 2003 has thus far not been realised on account of a number of unpredictable influences, states TenneT.(17) When assessing the consequences of the proposed concentration, the competitive pressure that arises from import will be taken into account.

32. It is also important what effect possible (future) bottlenecks in the transport grid within the Netherlands could have. Possibly, the competitive pressure of certain production facilities or of certain vendors could be limited by bottlenecks in the Dutch grid. Possibly the geographic size of the market will be regional in certain circumstances. The production facilities of Reliant are located in the provinces Noord-Holland and Utrecht. In Noord-Holland there is a considerable dependence on the production assets of Reliant, while there is also a strongly increasing demand. Nuon is network administrator in Noord-Holland. To prevent that Nuon could only carry out its tasks as network administrator by structurally using units of Reliant, it was decided a number of years ago to make a considerable investment, by both TenneT and Nuon. TenneT and Nuon are now in the process of strengthening the grid in Noord-Holland. It is plausible that possible existing and future network problems, to the extent important to the present case, will be resolved in a timely manner. For this reason, the possibility of regional markets will not be dealt with in the context of the present case.

b. Delivery of electricity

33. According to parties, the present concentration must be seen in the perspective of a developing North-West European market. In the opinion of parties, the market for delivery to free client now already comprises at least the Benelux and Germany (see item 29). In the opinion of parties, the market for delivery to protected clients will, after liberisation of this group of clients, soon develop into a national and then into a North-West European market. Parties state that if the NMa nevertheless wants to start from a national, Dutch market for the delivery of electricity to free clients, the assessment of the proposed concentration should include the development into a North-West European market.

34. In the present case, the market for delivery to free clients shall be taken to be no bigger than national.(18) The arguments for this market delineation are the same as those mentioned in items 31 and 32 above.

35. NMa agrees with parties that the market for delivery to protected clients is as yet regional and that it coincides with the respective delivery areas of the permit-holding delivery companies, such as Nuon. At the present time it is hard to indicate precisely within what term after the liberisation of the protected clients the relevant market for this group of clients will have developed into, for instance, a national market. In the assessment of the consequences

----------

(15) See the Memorandum on concentration in the energy sector, cited above, items 54 through 62

(16) TenneT, Capacity Plan 2003-2009, p. 46 (Source: Platts European Power
     Daily).

(17) See www.tennet.nl

(18) See the Memorandum on concentration in the energy sector, cited above, items 70 through 90.

of the proposed concentration, in view of the expected development, the effects on a national market will be taken into account.

c. Production and delivery of heat

36. the delivery of heat (and cold) can only be effected across a very limited distance. In accordance with previous decisions, the present case will start from a local size of the market for the production and delivery of heat.(19)

----------

(19) See the decision in case 2129/ Essent N.V. - N.V. Nutsbedrijven Maastricht, cited above, item 16.

8. Consequences of the concentration

a. Production and wholesale of electricity

INTRODUCTION

37. The total production capacity in the Netherlands in 2001 amounted to about 20,000 MW. With this production power, about 90,000 kWh was produced in 2001. The import balance (import minus export) in 2001 amounted to about 17,000 kWh.(20)

38. The principal producers in the Netherlands are Electrabel, Essent, Reliant and E.on. Electrabel, owner, among other things, of the former EPON, has a capacity in the Netherlands of 400 MW. About 85% of that is gas-fired; about 15% runs on coal. Reliant, containing among other things the former UNA, has a capacity of about 3496 MW, 20% coal, and 80% gas-fired.(21) E.on, owner, among other things, of the former EZH, has a capacity of about 1700 MW, of which about 60% is coal and about 40% is gas. Essent has a fully-owned capacity of about 3000-4000 MW, of which about 40% is coal and about 60% is gas-fired. EPZ, a joint venture between Essent and Delta, has a capacity of about 850 MW, of which 45% is coal and 55% is generated by nuclear power.

39. The decentralised production capacity in the Netherlands amounts to about 5,500 MW. Decentralised production units are largely held by licensed supply companies, such as Eneco, Nuon, Westland Energie and also Essent. Nuon now primarily has decentralised production capacity, and Demkolec. When the Intergen plant is taken into use in 2005, Nuon will exclusively purchase from this plant for 15 years. Intergen is a gas-fired power plant with a capacity of 800 MW. After the Intergen plant has been taken into use, Nuon will have a capacity of about 1700 MW.

40. Electricity that comes from power plants that run on coal and nuclear energy is relatively cheap; these power plants are generally not able to fade up or down fast. Gas-fired units, especially those that have gas turbines, are relatively expensive (high marginal costs) and are in principle flexible and able to fade up quickly to supply a peak demand. A characteristic of decentralised production units is that they produce both electricity and heat or steam. The possibility to fade up their production in the short term is limited, as their production and capacity are geared towards the demand for heat or steam of the industrial partner or the city heating clients. Considering the limited degree of flexibility of coal-fired plants, plants that run on nuclear power and decentralised production units, their influence on pricing will as a rule be more limited, especially during peak moments.(22) The plants with the lowest marginal costs have no influence on the price; in the Netherlands demand is always higher than the combined capacity of these plants. This is why the plants with the higher marginal costs determine the price.

----------

(20) EnergieNed, October 2002. Energy in the Netherlands 2002.

(21) This capacity consists partly of city heating units.

(22) See the Memorandum on concentration in the energy sector, cited above, items 38 through 41.

41. The merit-order indicates a ranking of capacity based on the amount of the short-term marginal costs. Capacity with the lowest marginal costs is used first to meet the demand and is at the front of the merit-order, while capacity with very high marginal costs is used at the latest time (when the demand is very high) and is at the back of the merit-order. Essent and Electrabel have a well-spread portfolio to serve a demand range. Essent has both baseload, midload and peakload units. Electrabel has some baseload units, a few midload units and some peakload units. Nuon only has some baseload and midload units.(23)

42. Although the electricity market has some special characteristics (see items 43 through 47), which makes it impossible to measure market power using a standard measure,(24) it is nevertheless useful in order to get a first impression of the competition to enter into the market shares of parties on possible (sub-)markets (see items 48 through 53). This does not take into account the time dimension of the relevant market, nor with the place in the merit-order of the various production capacities. As the competitive ratios on the possibly distinctive wholesale markets may differ from one hour to the next, or from one quarter of an hour to the next, to have market power may be short-lived; this is one of the aspects that will be dealt with under 54 through 91.

Product and market characteristics

43. For the assessment of the consequences of the present concentration, the following characteristics of electricity as a product and of the electricity market are of importance.

44. For clients of electricity in the short term there are hardly any substitutes available. This makes the short-term demand for electricity very inelastic, even in case of considerable price increases. An exception to this could be the behaviour of some very energy-intensive companies (such as manufacturers of aluminium, steel or paper products) for which companies it can be lucrative in case of extreme price peaks to stop the production process in order to sell contracted electricity back to the market. In the medium term, demand elasticity is also low. This means that price increases can be very profitable for vendors of electricity.

45. Electricity cannot be stored. This entails that a precise balance is needed between the produced and used quantities at any time of the day. The use of electricity fluctuates considerably from hour to hour. Operators take this into account by offering baseload and peakload. The type of power plant determines to a large degree how flexible any changes in demand can be responded to. As a consequence, market ratios may fluctuate strongly over time, and the question whether there is a position of economic power cannot be answered without taking the time aspect into account. Especially at times of peak demand the number of players that can meet an increased demand goes down. As a consequence, possibilities to exert market power increase, as the price that is then created is determined by this limited number of operators.

----------

(23) Source: Frontier report.

(24) See the Memorandum on concentration in the energy sector, cited above, item 46, 62, and onwards.

46. With regard to market transparency, it can first be remarked that producers are well aware of each other's production costs. Furthermore, electricity is a homogenous product, making it easier to compare prices. The price is an essential competitive parameter in the wholesale market. Both the prices on the APX and on the OTC market are published. The knowledge of market operators with regard to the positions and reactions of each other is increased, as they will meet very often even within a single day. As a consequence of these factors it must be considered possible that producers can make a fair assessment of each other's behaviour in the market and in specific cases also of the strategic elements in that behaviour.

47. Little counter force is to be expected of clients or future competitors. Buyers are usually not as big as to fundamentally mitigate the possible effects of the exertion of market power. They mostly have specific positions or demand patterns making them not or hardly sensitive to price increases. There are high entry thresholds for potential starters The production of electricity is capital-intensive, with a large share of sunk costs. It takes many years before a new production capacity can effectively enter the market.

MARKET SHARES

Production and import

48. Parties feel that the overlap in activities that is caused by the transaction is very limited because of the modest role of Nuon in the area of production. The new entity will be the second or third largest market operator in terms of size, after Essent and in most cases Electrabel. Parties feel that this conclusion is not changed by the fact that Intergen becomes available.

49. With regard to production and import of electricity, Nuon and Reliant have a combined market share of about 24% in terms of capacity including Intergen and about 20% excluding Intergen. With regard to produced quantities, Nuon and Reliant, based on their offset in 2002, have a combined market share of about 20% (excluding Intergen).

Grey electricity versus green electricity

50. Reliant does not produce any green electricity in the Netherlands, but it imports green electricity. After the proposed concentration the new entity only has the disposal of a maximum of 400 MW of import capacity instead of the present 800 MW (2 times 400 MW). Parties state that this means that the import capacity that is now used by Reliant to import green electricity is cancelled; there is no reason to doubt this statement of parties. With regard to the production and import of green electricity, therefore, there will be no overlap of activities between Nuon and Reliant. For this reason, the possible distinction between the wholesale in grey and green electricity will not be dealt with further.

Market places

51. The joint position of Nuon and Reliant in the market places OTC, APX and imbalance market, according to the statements of parties, in almost each of these markets remains below 25%. Only with regard to buying on the OTC market, at a conservative estimate of 200 TWh, the market share of parties would amount to about 33%. Parties indicate that the trade flows are larger than the physical flows, because contracts are generally traded a number of times before physical delivery takes place. The total trade volume on the OTC market has been estimated by parties at 200 to 300 TWh. It is therefore assumed that contracts are traded two to three times. As several market operators, including Nuon and Reliant, are themselves active as both buyers and sellers, it is very complicated to make estimates of the market volume and the shares of other parties, according to parties.

Baseload, flexible load and further distinctions

52. Parties have currently estimated the size of a possible market for the production of baseload at about 11,816 MW in capacity (volume 71 TWh). The size of a possible market for the production of flexible load they currently estimate at about 8,317 MW in capacity (volume 26 TWh). A market operator estimates the possible market for production capacity of baseload at an average 9,400 MW. The distinction between baseload and flexible load cannot be made in a clear-cut manner. When starting from the distinction made by parties, they have a market share for capacity of flexible load of about 25% including Intergen and 22% excluding Intergen. In terms of volume the combined market share is 21% including Intergen and 17% excluding Intergen. In terms of baseload, parties have a combined market share of about 26% including Intergen and about 22% excluding Intergen, both in terms of capacity and volume. There is no reason to doubt the statement of parties. It becomes clear from the above that the position of parties in terms of flexible load is about the same as their position in terms of baseload.

53. If flexible load were further subdivided in terms of peak, superpeak, weekend peak, shaping and imbalance, then the combined market shares of Nuon and Reliant do not exceed 25% in any of these markets; this does not take into account the inclusion or exclusion of Intergen. There is no reason to doubt the statement of parties.

FURTHER ASSESSMENT OF POSSIBLE CONSEQUENCES OF THE PRESENT CONCENTRATION FOR COMPETITION

General

54. Market power can be described as the capacity of the companies to influence the prices or other competitive parameters in a market. Considering the specific characteristics of the electricity market, especially the fluctuation of the market circumstances, the fact that stocks cannot be kept and the low elasticity in demand, it is only possible to a limited degree by means of a traditional, indirect analysis of factors such as market shares and degree of concentration to gain sufficient insight into the possible consequences of the present concentration. This is why the inquiry of NMa focused on a more direct measuring of the consequences of the concentration for competition. It was especially investigated what influence the concentration is expected to have on market prices. In this context it was assessed what consequences the concentration has on both the possibilities and the incentives of the principal market operators to behave in a strategic manner. Strategic behaviour in this context means: using the supply price and/or the occupied production capacity to influence market outcomes.

55. Companies have market power when they are able to influence the market behaviour of one ore more competitive parameters, through an either or not tacit harmonisation. Market power can also exist when one or more companies can independently - without mutual coordination - influence the competitive parameters. When a concentration leads to this influence getting stronger, then this is described with the term 'unilateral effects'. For the present inquiry, a choice was made to investigate to what degree the reported concentration could lead to an increase of market power in the latter sense. This choice is further explained in item 73.

Indications of market power in the Dutch electricity sector

56. In the literature it is indicated that electricity producers can influence the market price through strategic behaviour. For instance, ECN indicates that companies that have excitation power can very effectively manipulate the market, especially when part of the production has not been sold yet. These companies would profit from an increased spot price toward the time of delivery. A producer can further strengthen his market position by buying future delivery contracts. At the time the electricity must be delivered, the producer not only still possesses its own production capacity, but also part of the capacity of other producers. By withholding part of its own capacity and covering its delivery obligations by purchased future delivery contracts, this producer forces other producers to use plant power with higher marginal costs, leading to a higher electricity price. This works primarily with regard to peakload.(25)

57. ECN furthermore points out that strong fluctuations in the spot market lead to the suspicion that a producer manipulates the market. It indicates that as a consequence of the purchase contract of Nuon with Intergen a new vendor would appear in the market which could drive back the dominance of the existing operators. ECN furthermore remarks that market power and the insecurity about the guarantee of delivery play a bigger role than initially expected.(26)

58. A simulation analysis of the Technical University in Delft also shows that producers consciously determine their use of capacity, as they benefit from scarcity in capacity.(27)

59. The Central Social Planning Office (Centraal Planbureau, CPB) has pointed out an increasing market power that allows the large electricity companies to charge prices that are above their marginal excitation costs. After all, the nature of the electricity market entails that companies can influence the supply and price levels through strategic behaviour, states the Central Social Planning Office.(28)

----------

(25) ECN Energy Market Trends 2001, Energy prices, Pricing and Market Behaviour in the electricity market, ECN, Wals, A.

(26) Ibid.

(27) Kuit, M., Strategic behaviour and regulatory styles in the Netherlands energy industry, Delft, 2002. For other indications of strategic behaviour, see for example Martijn Kuit and Mark de Bruijne, Privatisation of electricity promotes scarcity, Volkskrant of 21 August 2003.

(28) Central Social Planning Office, Economic Exploration 2003-2006, p. 134.

60. McKinsey observes that wholesale prices in the Netherlands in 2001 were on average 30% higher than expected, in spite of significant surplus capacity. McKinsey attributes this to the lack of introducing more competition between the big four producers.(29)

61. An inquiry of KEMA Consulting indicates that the current market and ownership structures in the Netherlands may lead to considerable market power for individual companies, which allows them to drive up the prices. KEMA observes that the price spikes in the APX market can be explained by the bidding behaviour of market players.(30)

62. [confidential].(31) [confidential](32), [confidential].

63. Nuon also publicly indicated that producers have market power and display strategic behaviour. For instance, then-current managing director R. Langenkamp of Nuon stated: "In the Netherlands, it is the producers that determine the prices. They don't even hesitate to mothball capacity in order to limit the capacity."(33)

64. Recently, the director of E.on made a public call to increase the prices in the electricity market. He indicated that the electricity prices are too low to make a good margin and that E.on this year strives for a 'solid' price level. "I cannot imagine that my colleagues are happy with current price levels. I hope they will follow our lead."(34)

65. Finally, it is pointed out that there are different signals that vendors in electricity markets elsewhere in the world have shown strategic behaviour with the intention of driving up prices in the wholesale market. Such behaviour may take the shape of limiting the supply by not using capacity, in the strategic supply of capacity at higher prices to increase the clearing prices, or of creating artificial congestion of transmission lines or limited capacity. The fact that market operators actually show such strategic behaviour became clear, among other things, from documentation with regard to price peaks in the Californian market that were released in the framework of investigation into the Enron affair.(35) Apart from that, in practice it turns out to be hard to prove when there is actual intentional influencing of the market.

Changes in competition in the wholesale market as a consequence of the concentration

66. The present concentration means that the portfolios of the power plants of Nuon and Reliant are joined. In addition, Nuon will soon have the disposal of the Intergen plant. The joint market share of this combined portfolio amounts to about 20-25%.

----------

(29) Birnbaum, L., Del Aguila, J.M., Domiguez, G and Lekander, P. (2002), Why electricity markets go haywire, The McKinsey Quarterly.

(30) Hewincker, C, Petrov, P. and Otter, R., : Modelling Strategic Behaviour on Power Market. The Dutch Case.

(31) [confidential]

(32) [confidential]

(33) See: "Shell forces breakthrough in electricity sector", Het Financieele Dagblad of 3 July 2001.

(34) Director J. Verwer of E.on, Het Financieele Dagblad of 17 January 2003.

(35) See: Joskow, P and Kahn, E.A., A Quantitative Analysis of Pricing Behaviour in California's Wholesale Electricity Market During Summer 2000: The Final Word, 4 February 2002, and California Public Utilities Commission, Wholesale Generator Investigative Report.

67. The joining increases the strategic position of the combined portfolios, as the combined entity will have a wider range of plants in the merit-order. As a consequence, the incentives for the new combination change compared to the current situation in terms of either or not using plants or showing other types of strategic behaviour. Essent and Electrabel also have a well-spread portfolio to serve a demand range. The market share of each of these operators amounts to between 20 and 30%. The electricity market in the Netherlands is already now a concentrated market; the degree of concentration will further increase as a consequence of the proposed concentration. In terms of flexible load, the combined position of the three largest operators is even stronger.

68. Prior to the concentration, Nuon was a relatively small vendor in terms of production. For smaller operators it is in general less attractive to withhold capacity or to drive up prices in another way. Nuon, without Reliant, should therefore be considered a competitive player (price-follower) in the wholesale market. Especially from the time that Nuon would have the disposal of Intergen, it would have become a stronger player (without the joining of Nuon and Reliant) compared to the three largest operators in the market. Nuon hoped to break open the market through the Intergen plant.(36) This competitively favourable effect will not take place as a consequence of the concentration.

69. The fact that Nuon is cancelled as a small, competitive supplier of production capacity could, after the concentration, lead to an increase in the number of moments at which small operators fully use their capacity, and at which a limited number of larger operators assume a pivotal position. At such times, they assume an essential position to meet the demand. Moreover, operators that have a large market share derive a relatively large benefit from the higher prices that ensue from the withholding of capacity. Hence, they have a strong economic incentive to show such behaviour.

70. [confidential].

71. [confidential](37), [confidential].

72. Considering the aforementioned indications that already at the present time market power is exerted in the Dutch supply market, and considering the essential character of the product electricity and, in conjunction with this, the low demand elasticity and potentially big price effects that could arise from the exertion of market power, there is occasion to set out the consequences of the proposed transaction as detailed as possible. There is reason to fear that the combination of the portfolios of Nuon and Reliant will lead to an increase in market power and production power and that this concentration will lead to a supra-competitive price level

----------

(36) Says former managing director of Nuon Energy Trade & Wholesale in "Shell forces breakthrough in electricity sector", Het Financieele Dagblad of 3 July 2001.

(37) [confidential]

73. To gain a better insight into the nature and size of the possible effects of the present concentration, NMa has commissioned two inquiries, one by ECN and one by Frontier. In accordance with existing insights into the nature of the market power that may exist in the wholesale electricity market, these inquiries are focused on analysing the unilateral effects of the concentration. This means that the starting point is that companies individually determine their market behaviour while taking into account their expectations of the market behaviour of their competitors. This inquiry did not investigate the hypothesis that parallel behaviour could exist in this market as a consequence of tacit harmonisation.(38) This does not mean that the existence or possible existence of tacit harmonisation in this market must be excluded beforehand. After all, in the present market there are market circumstances that are generally assumed to promote tacit harmonisation. These especially include a high degree of concentration, a homogenous product and a transparent market in several different ways. On the other hand, it does not speak for itself that in this market the breaking of a tacit agreement will soon be noticed and can subsequently be effectively punished.(39) For this reason, the inquiry of NMa was primarily focused on the unilateral effects expected of the concentration.

Model analyses

74. In the inquiries, simulation analyses were made using models that allow predictions to be made about the existence or arising of market power in the electricity sector. Comparative analyses showed that in this sector the profit margins of producers may increase quite suddenly and drastically when the demand increases and that this may happen even with a relatively low concentration of supply. This indicates that under these circumstances it can be very profitable for suppliers to display strategic behaviour.(40)

75. In practice, market operators use such models of strategic behaviour as a guideline for their strategies, as has become clear, among other things, from documentation with regard to the price peaks in the Californian market that was released in the framework of the investigation into the Enron affaire. In the United States these models were also applied in the assessment of concentration cases.(41)

76. The application of these models has big advantages. For instance, the size of the production capacity of the various operators can be taken into account, as well as the qualitative aspects of their portfolio, especially the difference in marginal costs of the various production units. Furthermore, the models make it possible to take into account the factor of

----------

(38) In conformity with the criteria that were set out in GvEA EG case T-342/99, Airtours vs. Commission, 6 June 2002.

(39) See also: A powerful competition policy: Towards a more coherent competition policy in the Nordic markets for electric power. Report of the Danish, Norwegian and Swedish Competition Authorities, August 2003.

(40) See Borenstein, S. and Bushnell, J. (1999), An Empirical Analysis of the Potential for Market Power in California's Electricity Industry, Journal of Industrial Economics 47, 285. See also Green and Newberry (1992) Competition in the British Electric Spot Market, Journal of Political Economy 100, 929, Green (1996), Increasing Competition in the British Electricity Spot Market, Journal of Industrial Economics 44, 205 and Day and Bunn (2001) Divestiture of Generation Assets in the Electricity Pool of England and Wales, Journal of Regional Economics 19, 123.

(41) See: Website of the U.S. Federal Energy Regulatory Commission, www.ferc.gov/Electric/mergers/mrgrpag.htm.

time which, as was indicated above, deserves to play an important role in a competitive analysis of this market. Also, import possibilities can realistically be taken into account, thus incorporating the most essential aspect of the relevant geographical market into the inquiry. With regard to the product markets that depend on the various levels of demand (such as baseload and peakload), these models can calculate market results for each demand level.(42)

77. Although model inquiries have the limitation that they present a styled rendition of reality, they can, in the opinion of the d-g NMa, play a substantial role in assessing the consequences of a concentration, especially in cases such as the present one, in which the market has special characteristics.

Model used by Frontier

78. In its inquiry, Frontier uses a model that reflects the special characteristics and complexity of the electricity market (SPARK). This model can be used to analyse the incentives of market operators to take capacity off the market, or to charge supra-competitive prices. The model enables Frontier to estimate the market price under various assumptions. This also allows the effect of a concentration to be assessed. The predictions are rendered in a bandwidth of possible price balances. These price balances are so-called non-cooperative Nash balances.

79. The model uses the following data of each of the available power plants: marginal costs, production capacity and ownership. Also, the interconnector capacity from Belgium and Germany is taken into account. It is assumed that prior to the takeover Essent, Electrabel and Reliant are capable of strategic behaviour, while Nuon and E.on are not capable of strategic behaviour. After the concentration, Nuon/Reliant, Essent and Electrabel are strategic operators. Strategic operators are operators who are capable of influencing the market price by using their production capacity as a competitive parameter and having an interest in doing so.

80. The model provides a bandwidth of balance prices, because various balances are possible at a certain production level at a certain moment in time. As it is not clear which of these balances is most probable in practice, a minimum, maximum and median estimate is given of the balance prices. In general, it may be assumed that when operators want to maximise their profits, prices will more closely approach the maximum estimate the more insight these operators have in certain market circumstances such as demand and the behaviour of their competitors. The median estimates of the balance prices are largely in accordance with the price levels that apply on the APX.

81. The model delivers results on average prices (see table 1) and the times at which a balance price exceeds a certain threshold (see table 2). The model was used to calculate different variants. The most realistic variant, the results of which presented below, assumes

----------

(42) For an analysis of the advantages of applying models in competitive analyses, see, for instance, the OECD (2003) Competition issues in the Electricity Sector, and Hewincker, C, Petrov, P. and Otter, R., : Modelling Strategic Behaviour on Power Market. The Dutch Case, and A powerful competition policy: Towards a more coherent competition policy in the Nordic markets for electric power. Report of the Danish, Norwegian and Swedisch Competition Authorities, August 2003.

import by the Netherlands from Belgium, whereby the interconnector is used, but not strategically, by Electrabel. The results of the other variants show that the results of the first variant are robust.

82. On the basis of the versions described above, a contrastive analysis is made between the situation before and after the concentration. The average prices are weighed both in terms of time and volume.

Results of model Frontier

83. As becomes clear from table 1, the model shows that the concentration gives rise to sharp price increases as regards the maximum and medium version. The average medium price increase approximately amounts to 13% (a.o. from EUR 43.70 to EUR 49.50), while the average maximum price increase amounts to 54-55%.

Table 1: Effects acquisition for average prices on the wholesale market for the version described

                                                  Minimum      Maximum          Medium
                                                 (EUR/MWh)    (EUR/MWh)        (EUR/MWh)
                                                  -------      --------         --------
Scenario 1 (before      Average, weighed in          29.9          82.1             43.7
acquisition)            terms of volume
                        -------------------       -------      --------         --------
                        Average, weighed in          27.9          70.7             39.4
                        terms of time
                        -------------------       -------      --------         --------
Scenario 2 (after       Average, weighed in          29.5         127.6             49.5
acquisition)            terms of volume           (- 1.33%)    (+ 55.42%)       (+ 13.27%)
                        -------------------       -------      --------         --------
                        Average, weighed in          27.7         108.8             44.4
                        terms of time             (- 0.72%)    (+ 53.89%)       (+ 12.69%)
                        -------------------       -------      --------         --------

Source: based on table 3 of the Frontier report

84. The results shown in table 2 confirm the representation outlined above. The table shows how often the prices are expected to be above EUR 50, EUR 100, and EUR 200 (all prices per MWh). Scenario 1 concerns the situation prior to the concentration, whereas scenario 2 concerns the one after the situation. In the extreme case the part of the year that prices are above EUR 50 will increase by 9% points (from 37% to 46%). For prices above EUR 100 this is 13% points, for prices above EUR 200 16% points. With the medium scenario the concentration will result in an increase of the prices above EUR 50 by 10% points, but not to any significant extension of the time that prices are above EUR 100 and EUR 200.

Table 2 Effects acquisition for part of the year in which the balance prices (wholesale market) exceed a certain threshold.

                                  Minimum                          Maximum                         Medium
                       -----------------------------    -----------------------------    -----------------------------
Scenario               > EUR      > EUR      > EUR      > EUR      > EUR      >EUR       > EUR      > EUR      > EUR
                       50/MWh     100/MWh    200/MWh    50/MWh     100/MWh    200/MWh    50/MWh     100/MWh    200/MWh
                       -------    -------    -------    -------    -------    -------    -------    -------    -------
Scenario 1                   1%         1%         0%        37%        17%         9%        19%         4%         1%
                       -------    -------    -------    -------    -------    -------    -------    -------    -------
Scenario 2                   1%         1%         1%        46%        30%        25%        29%         5%         1%
                       -------    -------    -------    -------    -------    -------    -------    -------    -------

Source: based on table 4 of Frontier report

85. In order to test the solidity of and sensitivity to certain assumptions of the model, Frontier carried out a number of additional analyses. One of these additional analyses concerned making alternative assumptions on the German-Dutch interconnector capacity. Both an increase and decrease of this interconnector capacity were analysed. On the basis of these additional analyses, Frontier concludes that the results described in points 83 and 84 remain unchanged.

ECN

86. In its analysis, ECN makes use of the COMPETES model. This model simulates the competition between electricity producers on the Northwest-European market so that it can be calculated what the effect of strategic behaviour on market prices will be. Capacity restrictions in international commerce are taken into account. An important assumption of the model is the assumed demand elasticity of - 0.4.

87. ECN investigates the effects of the concentration as well as the effects of internal delivery of vertically integrated electricity companies by means of four versions. The basic version is based on the current property relationships on the Dutch market, whereby in the first instance internal delivery within the vertically integrated companies is not taken into account. By assuming hereafter that Essent does deliver internally, a more realistic criterion of comparison is obtained. In addition, the horizontal effects of the concentration can be calculated.

88. The results are presented by using three scenarios: 1) the perfect market scenario, 2) a scenario in which market players display strategic behaviour and which is based on making the Belgian market accessible to retail customers (the situation in the near future), and 3) a scenario that also assumes strategic behaviour but in which case the accessibility of the Belgian market for Dutch players is limited. Each scenario has summer, winter and base- and peakload specifics. Since in the perfect market version there can be no effect of the merger by definition, this version is in the opinion of ECN not representative and is not taken into consideration here.

89. It turns out from a comparison of the market prices between the version 'internal delivery Essent' and the version 'acquisition Reliant' that the acquisition of Reliant by Nuon leads to a rise in market prices. The price increases vary from 1% point (scenario 3, winter, base) to 7% point (scenario 2, winter, base). The market prices increase in scenario 2 because large producers display strategic behaviour. In scenario 3, the market prices are lower (but they do increase due to the acquisition).

90. ECN carried out a number of sensitivity analyses in order to test the solidity of the results. The most important result is an alternative assumption for the demand elasticity. In the basic analysis it was set on - 0.4%, which (in absolute terms) can be considered high in comparison to the values found in practice. Therefore, also an analysis with an elasticity of - 0.2 was made. This analysis shows that changes in price elasticity significantly affect the calculation results. The price effects found as a result of the acquisition will manifest more prominently, with at least 20% points. The other sensitivity analyses carried out by ECN did not show important differences with the analysis presented above.

Conclusion

91. The inquiry of Frontier shows that the concentration, as a result of the merger of production capacity, may result in a substantial price increase. This finding is corroborated by the conclusions of the ECN inquiry.

CONCLUSIONS FROM THE MODEL ANALYSES

The market delineation

92. Further to previous decisions, a distinction was made in the above between, on the one hand, the market places (APX, OTC, imbalance market) and, on the other hand, between certain forms of electricity to be distinguished in terms of time dimension (basic load and flexible load, the latter further distinguished in peak, superpeak, etc.). The inquiry into the effects of the concentration was aimed at a direct assessment of the expected effects of the concentration on price formation. In these inquiries, the time dimension was taken into account as a crucial factor. It is therefore not necessary for the assessment of the concentration concerned to specify the expected effects of the concentration into the aforementioned forms of electricity. A relevant market for the assessment of the effects of the concentration is therefore a wholesale market for electricity in the Netherlands, which can be further specified in time.

The effects of the concentration

93. Previous inquiries on the electricity market indicate that in a narrow-oligopolist market, substantial market power may arise with the companies that are part of the oligopoly. It turns out from the inquiry of the Dutch Competition Authority that the market power of Nuon/Reliant, Essent and Electrabel will be able to grow substantially as a result of the concentration, both as a result of the expansion of the number of moments in which market power can be exercised and as a result of the increase of the market price that will emerge in such instances in comparison with the situation prior to the concentration. As a result of the inelastic demand for electricity, these price effects may be very substantial. The inquiries of Frontier and ECN confirm this. In relation to the interpretation of the results of the inquiry of Frontier and ECN, the following can be noted. It has been confirmed by producers that there is a large degree of transparency in the field of price formation, production costs and the available production capacity. There is also very frequent contract with the market, since commerce continually takes place in the various market places. These factors stimulate a strategic interaction by which the players can base themselves on a realistic estimate of the market conditions and can frequently test their choices against the fluctuations they perceive in the market. This raises the chance of realizing market results far exceeding the competition level. This means that the more unfavourable scenarios described by the external inquiries, such as the maximum scenario of Frontier, are really possible.

94. The question that needs to be answered in the context of the present inquiry is whether as a result of the concentration a position of power may emerge or be reinforced as a result of which actual competition in the Dutch market or part thereof is significantly hindered. The Director-General of the Dutch Competition Authority holds that this question must be answered affirmatively. It becomes clear from criteria used in delimiting the relevant market(43) that with a degree of market power that allows prices to be increased durably by 5 to 10% for profit, a critical boundary is exceeded. It has become clear from the above that this boundary is far exceeded as a result of the price increases that might be caused by the concentration concerned. This is already the case when average price increases in time are assumed. If it is taken into account that the relevant market also includes a time dimension, the price effects will get an even larger impact. It was found that as a result of the concentration the frequency and the level of the price peaks that can be seen on the wholesale market might considerably increase (see table 2). The reason to fear the emergence or reinforcement of a position of power in a relevant market with a time dimension is therefore considerably more important than when the wholesale market in a generic sense is taken as a starting point. The Director-General of the Dutch Competition Authority therefore concluded that there is sufficient reason to assume that as a result of the concentration concerned the market position Nuon/Reliant, Essent and Electrabel on the wholesale market for electricity will change in such a way that a position of power may either emerge or be reinforced that significantly hinders actual competition in the market.

b. Delivery of electricity

95. At present, Reliant only delivers grey electricity to one free client. The delivery amounts to less than 0.1 TWh, which is a market share of less than 0.5% in the field of the delivery to free clients. Reliant does not deliver to protected clients, so there is no overlap between the activities of Nuon and Reliant on the market for delivery to protected clients.

Vertical relation

96. Buyers note that a producer without activities on the delivery market (Reliant) disappears and that this position is filled by a producer with a very substantial position on the delivery market. Buyers point out that there is a risk that 'pure' suppliers are pushed from the market, either because profits keep decreasing as a result of higher purchase prices, or because they are 'forced' to translate higher purchase process in higher prices for end users, as a result of which they price themselves out of the market. As a result, Nuon might in principle win back lost customers. It is also noted that Nuon can offer a better price as a result of this production capacity, among other things because it can guarantee delivery of

----------

(43) Disclosure of the Committee regarding the designation of the relevant market for common competition law (Pb C 372/5, 9.12.1997, point 17).

electricity. In addition, it is pointed out that a vertically integrated player has the advantage of having more insight in price formation.

97. A buyer notes that vertically integrated buyers, such as Nuon/Reliant, have the option to 'choose' where they want to make the profits: either on the production side or on the retail side. If they choose to make more profit on the production side, they will keep the prices on the wholesale market high. This will be at the detriment of players who have only the retail margin, their direct competitors on the delivery market.

98. Given the conclusion of the decision at hand (see point 102), it will also be decided in a possible permit phase to what extent the proposals by Nuon, as mentioned in point 1, offer a solution for possible effects limiting the competition as a result of the reinforcement of the position of Nuon on the wholesale market for electricity on the markets for delivery.

c. Production and delivery of heat

99. From a number of plants Reliant delivers heat produced by it to various grids(44). Also Nuon produces heat on a limited scale and delivers this heat to its customers through its own grids. On a local level, the activities of Nuon and Reliant do not overlap as regards the production of heat.

100. Reliant delivers heat from its central Diemen 33 to the heating grid of Nuon in Diemen and Southeast Amsterdam. Pursuant to contracts existing between Nuon and Reliant, the heat necessary for this heating grid is delivered by Reliant until 2015. According to parties, there is at present and also in the future no other producer that is technically able to deliver the heat necessary for this heating grid. The other grids to which Reliant delivers heat are the property of other suppliers of heat. In connection with the high investment costs of the installation of a grid, also these supplies are made on the basis of contracts of delivery with terms of more than ten years. According to parties, it is not realistic to duplicate heating grids because the capacity of the current grids is usually amply sufficient, the installation of a new grid very expensive, and the grids usually only yield a low efficiency. In the light of the above it is not plausible that as a result of the concentration concerned an economic position of power will emerge or be reinforced on the local markets for the production and delivery of heat as a result of which actual competition is significantly hindered.

VI. CONCLUSION

101. After investigating this reporting, the Director-General of the Dutch Competition Authority concluded that the operation reported falls within the sphere of action of the concentration supervision provided by chapter 5 of the Competition Act. He has reason to assume that as a result of that concentration an economic position of power may either emerge or be reinforced that will significantly hinder actual competition in the Dutch market or part thereof.

----------

(44) From Lage Weide 6, Merwede Kanaal 10, 11 and 12 to Eneco, from Diemen 33 to Nuon and from Purmerend 01 to the Municipality of Purmerend.

102. Given the above, the Director-General of the Dutch Competition Authority notes that the realization of the concentration to which the notification pertains requires a permit.

103. Insofar as this decision entails that a judgment be given on facts or circumstances that are relevant for the decision regarding a permit as referred to in article 41 of the Competition Act, this judgment has a provisional character and does not bind the Director-General in his decision regarding that request.

Date: 11 September 2003

In witness whereof R.J.P. Jansen
Acting Director-General of the Dutch Competition Authority

Within six weeks after the date of disclosure of this decision, the party whose interest is directly involved in this decision may file a reasoned notice of appeal against this decision at the Rotterdam District Court, section administrative law, P.O. Box 50951, 3007 BM Rotterdam.